UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORTPURSUANT TO SECTION 13 OR 15(d) OF

THESECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2016

ARTEC GLOBAL MEDIA, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-186732	99-0381772
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 E William St., Suite 204, Carson City, NV 89701

(Address of Principal Executive Offices) (Zip Code)

(844) 505-2285

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2016, the Board of Directors (the "Board") of the Company appointed Timothy Honeycutt to the Board. The Board increased its size from two to three members and appointed Mr. Honeycutt to fill the vacancy.The Board also appointed Mr. Honeycutt as the Chair of the Board's Compensation Committee.

Mr. Honeycutt is an influential media driver whose entrepreneurial vision has helped improve the sales of multiple companies. Mr. Honeycutt purchased his first business, a franchise of ORECK Vacuum LLC, at the age of 21, and grew the business to 6 locations over a period of 15 years. Mr. Honeycutt took his media expertise to a national level, creating television and radio spots for multiple companies and helping to significantly increase their sales.

In connection with Mr. Honeycutt's appointment to the Board, the Company is issuing to him a convertible promissory note in the original principal amount of $25,000, maturing 3 years from the date of issuance, accruing interest at a rate of 12.0% per annum and convertible into shares of common stock of the Company at a 40.0% discount to the market price of those shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTEC GLOBAL MEDIA, INC.

Dated: May 5, 2016	By:	/s/ Caleb Wickman
Caleb Wickman
President and Treasurer
(Principal Executive Officer and Principal Financial Officer)